EXHIBIT 10.06
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                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT is made and entered into by and between The National Bank of Indianapolis Corporation (the "Company") and Morris L. Maurer (the "Executive").

         WHEREAS, the Company desires to assure continuity of its management, to enable its executives to devote their full attention to management responsibilities and to help the Board of Directors assess options and advise as to the best interest of the Company and its shareholders without being influenced by the uncertainties of their own situations, and to demonstrate to its executives the interests of the Company in their well-being and fair treatment upon the occurrence of certain specified events of termination of Executive's employment by the Company; and

         WHEREAS, to that end, the Company desires to assure the Executive that he will receive certain benefits upon the occurrence of certain specified events of termination of Executive's employment by the Company.

         NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company agree as follows:

         1. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:


         "Agreement" shall mean this Employment Agreement, dated as of December 15, 2005, by and between The National Bank of Indianapolis Corporation and Morris L. Maurer.

         "Bonus Amount" shall mean the annual bonus earned by Executive from the Company during the last completed fiscal year of the Company immediately preceding Executive's Termination Date (annualized in the event Executive was not employed by the Company for the whole of any such fiscal year).

         "Cause" shall mean (i) action by the Executive involving willful misconduct or gross negligence materially injurious to the Company,
         (ii) the written requirement or direction of a federal or state regulatory agency having jurisdiction over the Company, (iii) conviction of the Executive of the commission of any criminal offense involving dishonesty or breach of trust, or (iv) any intentional breach by the Executive of a material term, condition or covenant of this Agreement.


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         "Change of Control" shall mean (i) any merger, tender offer, consolidation or sale of substantially all of the assets of the Company, or related series of such events, as a result of which: (A) shareholders of the Company immediately prior to such event hold less than 50% of the outstanding voting securities of the Company or its survivor or successor immediately after such event; (B) persons holding less than 25% of such securities before such event own more than 50% of such securities after such event; or (C) persons constituting a majority of the Board of Directors were not directors of the Company for at least 24 preceding months; (ii) any sale, lease, exchange, transfer, or other disposition of all or any substantial part of the assets of the Company; or (iii) any acquisition by any person or entity, directly or indirectly, of the beneficial ownership of 40% or more of the outstanding voting stock of the Company, excluding acquisitions by individuals or entities who at the date of this Agreement were either a Director of the Company or the beneficial owner (either directly or indirectly) of 10% or more of the voting securities of the Company.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Company" shall mean The National Bank of Indianapolis Corporation, and all subsidiaries and affiliates thereof.

         "Company and its agents" shall have the meaning set forth in Section 11(b).

         "Confidential Information" shall have the meaning set forth in Section 8(c).

         "Disability" means termination of Executive's employment by the Company due to Executive's absence from Executive's duties with the Company on a full-time basis for at least one hundred eighty (180) consecutive days as a result of Executive's incapacity due to physical or mental illness.

         "Executive" shall mean Morris L. Maurer.

         "Executive's 65th Birthday" shall mean February 24, 2016.

         "Good Reason" shall mean (i) without the consent of the Executive, any change in the duties or responsibilities of Executive that is inconsistent in any material and adverse respect with Executive's positions, duties, responsibilities or status with the Company as of the date of this Agreement or a substantial reduction of his duties or responsibilities; (ii) a reduction by the Company in the compensation (exclusive of bonus payments) or benefits of the Executive in effect as of the date hereof; (iii) any failure to include the Executive in any incentive, bonus or benefit plans as may be offered by the Company from time to time to other similarly situated employees; or (iv) a requirement that without the consent of the Executive, the Executive be based anywhere other than within fifty (50) miles from his personal residence, except for required travel pertaining to the Company's business in accordance with the Company's management practices in effect from time to time.

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         "Notice of Termination" shall have the meaning set forth in Section 5.

         "Restrictive Covenant" shall have the meaning set forth in Section 10.

         "Retirement" shall mean the written election by the Executive to terminate his employment relationship with the Company in accordance with the retirement policies and procedures of the Company in effect from time to time, whether formal or informal.

         "Term" shall have the meaning set forth in Section 2.

         "Termination Date" shall mean the earlier of the date on which the Notice of Termination is given by the Executive, or the date set forth as the Termination Date in the Notice of Termination given by the Company.

         2. Term. The term (the "Term") of this Agreement shall begin on the date hereof and shall continue until the earlier of (i) the date upon which the Executive's employment with the Company terminates, or (ii) the Executive's 65th birthday.

         3. Termination of Employment; Resignation of Officer and Director Positions. The Executive shall be relieved of any responsibilities with the Company, and his employment relationship with the Company will cease and terminate, effective upon the Termination Date. The Executive resigns any and all officer, director and other positions with the Company effective upon the Termination Date.

         4. Severance Benefit.

         (a) Termination of Executive's Employment by Company. Subject to the receipt of the Release contemplated by Section 11 hereof and the expiration of any applicable waiting periods, and unless otherwise provided in Section 4(h), the Company shall provide the Executive with the benefits set forth in this
Section 4 upon any termination of the Executive's employment which occurs during the Term for any reason except the following:

                  by the Company for Cause;

                  by the Company for Disability;

                  Retirement by the Executive;

                  Resignation or termination of employment by the Executive, unless such resignation or termination of employment is for Good Reason; or

                  Death of the Executive.

         (b) Termination of Executive's Employment by Executive for Good Reason. Subject to the receipt of the Release contemplated by Section 11 hereof and the expiration of any applicable waiting periods, and unless otherwise provided in
Section 4(h), the Company shall provide the Executive with the benefits set

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forth in this Section 4 upon any termination by the Executive of his employment for Good Reason which occurs during the Term.

         (c) Payment. Any amounts due to Executive pursuant to Section 4 shall be paid in one lump sum within twenty business days following receipt by the Company of the Release contemplated by Section 11 hereof and the expiration of any applicable waiting periods. If the Executive is entitled to a payment pursuant to Section 4(a) or Section 4(b), then the Company shall pay to the Executive in cash or cash equivalent funds an amount equal to:

         (i)      the sum of:

                  (A) Executive's base salary through the Termination Date and any bonus amounts that have become payable, to the extent not theretofore paid or deferred;

                  (B) a pro rata portion of Executive's annual bonus for the fiscal year in which Executive's Termination Date occurs (reduced by any amounts previously paid for the fiscal year in which Executive's Termination Date occurs). For purposes of this Agreement, this amount shall be equal to the Bonus Amount multiplied by a fraction, the numerator of which is the number of days in the fiscal year in which the Termination Date occurs through the Termination Date and the denominator of which is three hundred sixty-five (365); and

                  (C) any accrued vacation pay, but only to the extent not already paid;

                  plus

         (ii) the sum of (A) two times Executive's highest annual rate of base salary during the twelve-month period immediately prior to Executive's Termination Date, (B) two times Executive's Bonus Amount, and (C) two times the highest amount shown in the "All Other Compensation" column of the Summary Compensation Table set forth in the Company's most recent proxy statement as filed with the Securities and Exchange Commission; provided, however, that if Executive's Termination Date is within two years of Executive's 65th Birthday, such sum shall be multiplied by a fraction, the numerator of which is equal to the number of full months from the Termination Date to Executive's 65th Birthday, and the denominator of which is equal to 24.

         (d) Insurance Coverage. If Executive is entitled to payments pursuant to Section 4, then for the two year period following termination of employment, the Company will maintain in full force and effect for the continued benefit of Executive each employee welfare benefit plan and each employee pension benefit plan (as such terms are defined in the Employee Retirement Income Security Act of 1974, as amended) in which Executive was entitled to participate immediately prior to the date of his termination, unless an essentially equivalent and no less favorable benefit is provided by a subsequent employer of the Company. If the terms of any employee welfare benefit plan or employee pension benefit plan

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of the Company do not permit continued participation by Executive, the Company will arrange to provide to Executive a benefit substantially similar to, and no less favorable than, the benefit he was entitled to receive under such plan at the end of the period of coverage.

         (e) SERP Accrual. Within twenty days following receipt by the Company of the Release contemplated by Section 11 hereof and the expiration of any applicable waiting periods, the Company shall provide Executive with two additional years of service credit under all non-qualified retirement plans and excess benefit plans in which the Executive participated as of his Termination Date; provided, however, that if Executive's Termination Date is within two years of Executive's 65th Birthday, the Company shall continue to provide Executive with the additional service credit described in this Section 4(e) only for the number of full months equal to the difference between Executive's Termination Date and the Executive's 65th Birthday.

         (f) Withholding Taxes. The Company may withhold from all payments due to Executive (or his beneficiary or estate) hereunder all taxes that, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

         (g) Other Employee Benefits. Any benefits (other than severance) payable to the Executive due to the termination of his employment shall be paid to the Executive in accordance with the benefit payment provisions of the applicable employee benefit plan.

         (h) Change in Control. If (i) during the twelve month period following a Change of Control, the Executive's employment is terminated by the Company for any reason other than Cause or, (ii) during the ninety day period following a Change of Control, the Executive's employment is terminated by the Executive for any reason other than death or Disability, and subject in each instance to the receipt of the Release contemplated by Section 11 hereof and the expiration of any applicable waiting periods, in lieu of the payments, if any, which Executive may otherwise be entitled pursuant to Section 4(c) above, Executive shall be paid an amount equal to the product of 2.99 times Executive's "base amount" as defined in Section 280G(b) (3) of the Internal Revenue Code of 1986, as amended (the "Code") and any proposed or final regulations thereunder. Said sum shall be paid in one lump sum within twenty business days following receipt by the Company of the Release contemplated by Section 11 hereof and the expiration of any applicable waiting periods. Such payment shall be in lieu of any other future payments which Executive would be otherwise entitled to receive under this Agreement. In addition, the Company shall extend the two year period during which it will provide certain benefits to Executive pursuant to Section 4(d) for an additional year.

         (i) Gross-Up Payment.

         (A) In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by the Company or one or more trusts established by the Company for the benefit of its employees, to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or otherwise) (a "Payment") is subject to the excise tax imposed by Section 4999 of the Code

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                  or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the "Excise Tax"), Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 4(i), if it shall be determined that Executive is entitled to a Gross-Up Payment, but that the Payment does not exceed 110% of the greatest amount that could be paid to Executive without giving rise to any Excise Tax (the "Safe Harbor Amount"), then no Gross-Up Payment shall be made to Executive and the amounts payable under this Agreement shall be reduced so that the Payment, in the aggregate, is reduced to the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payments under Section 4(h).

         (B) All determinations required to be made under this Section 4(i), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by an independent accounting firm selected by the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within ten business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company; provided that for purposes of determining the amount of any Gross-Up Payment, Executive shall be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest effective rates applicable to individuals in the state or locality of Executive's residence or place of employment in the calendar year in which any such Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account limitations applicable to individuals subject to federal income tax at the highest marginal rates. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 4(i), shall be paid by the Company to Executive (or to the appropriate taxing authority on Executive's behalf) when the applicable tax is due. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall so indicate to Executive in writing. Any determination by the Accounting Firm shall be binding upon the

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                  Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that the amount of the Gross-Up Payment determined by the Accounting Firm to be due to (or on behalf of) Executive was lower than the amount actually due ("Underpayment"). In the event that the Company exhausts its remedies pursuant to
                  Section 4(i)(C) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

         (C) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of any Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order to effectively contest such claim and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4(i)(C), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, further, that if the

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                  Company directs Executive to pay such claim and sue for a
                  refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; provided, further, that if Executive is required to extend the statute of limitations to enable the Company to contest such claim, Executive may limit this extension solely to such contested amount. The Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         (D) If, after the receipt by Executive of an amount paid or advanced by the Company pursuant to this Section 4(i), Executive becomes entitled to receive any refund with respect to a Gross-Up Payment, Executive shall (subject to the Company's complying with the requirements of Section 4(i)(C)) promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 4(i)(C), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

         5. Notice of Termination. Any termination of the Executive's employment for the reasons set forth in Section 4(a) (except for reason of the Executive's death) or by the Executive for the reasons set forth in Section 4(b) shall be communicated by written "Notice of Termination" to the other party, delivered in a manner provided in Section 17(f) hereof. Any "Notice of Termination" given by the Executive pursuant to Section 4(b), or given by the Company in connection with a termination as to which the Company believes it is not obligated to provide the Executive with the benefits set forth in Section 4, shall indicate the specific provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.

         6. Non-Solicitation. The Executive agrees that during the Term and for a period of two years following the termination of the Executive's employment for any reason, the Executive shall not, directly or indirectly, individually or jointly, (i) solicit in any manner, seek to obtain or service, or accept the business of any party which is a customer of the Company as of the date of the Agreement, for banking, trust, and investment services of the type handled by the Company, (ii) solicit in any manner, seek to obtain or service, or accept the business of any party which was a prospective customer of the Company for banking, trust, and investment services of the type handled by the Company,

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(iii) request or advise any customers or suppliers of the Company to terminate, reduce, limit or change their business or relationship with the Company, or (iv) induce, request or attempt to influence any employee of the Company to terminate his or her employment with the Company. For purposes of this Agreement, the term "customer" shall mean a person or entity who is a customer of the Company at the time of the Executive's termination of employment or with whom the Executive had direct contact on behalf of the Company at any time during the period of the Executive's employment with the Company. The term "prospective customer" shall mean a person or entity who was the direct target of sales or marketing activity by the Executive or whom the Executive knew was a target of the Company during the one (1) year period preceding the Executive's termination of employment or, in the event the Executive has been employed by the Company less than one (1) year at the Executive's termination of employment, during the period of the Executive's employment with the Company.

         7. Covenant Not to Compete or be Employed by Competitors.

         (a) The Executive hereby understands and acknowledges that, by virtue of his position with the Company, he obtained advantageous familiarity and personal contacts with the Company's customers, wherever located, and the business, operations and affairs of the Company. Accordingly, during the term of this Agreement and for a period of two years following the termination of the Executive's employment (A) which results in the payment of severance benefits set forth in Section 4 of this Agreement or (B) by the Company for cause as provided in Section 4(a)(i) hereof, the Executive shall not, directly or indirectly:

         (i) as owner, officer, director, stockholder, investor, proprietor, organizer, or otherwise, engage in a trade or business competitive with that of the Company; provided, however that the Executive is not restricted from owning less than five percent (5%) of the outstanding securities of any class of any entity that are listed on a national securities exchange or trade in the over-the-counter market; or

         (ii) as employee, agent, representative, consultant, independent contractor, or otherwise, perform services for or render assistance to or use or permit the Executive's name to be used in connection with any other business, partnership, proprietorship, firm, or competitive entity, organization, or corporation, which services or assistance are competitive with the business, products, or services of the Company.

         (b) The restrictions contained in this paragraph upon the activities of the Executive shall be limited to the geographic area which is a fifty (50) mile radius from the principal office of the Executive.

         (c) As of the date hereof, the Company engages in the business of banking, trust, and investment services.

         (d) Notwithstanding the above, in the event of termination of the Executive's employment which occurs during the Term due to:

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         (i)      the Disability of the Executive pursuant to Section 4(a)(ii),

         (ii) the Retirement by the Executive pursuant to Section 4(a)(iii), or

         (iii) the resignation or termination of employment by the Executive (other than for Good Reason) pursuant to Section 4(a)(iv),

the Company may, at its option, elect to pay the Executive the severance benefits set forth in Section 4 of this Agreement and, immediately upon written notice of such election by the Company to the Executive, the provisions of this
Section 7 shall be applicable to the Executive for a period of two years following the termination of the Executive's employment.

         8. Confidential Information.

         (a) The Executive agrees (i) that all Confidential Information is confidential and is the property of the Company, (ii) not to disclose or give possession of any Confidential Information to any person except authorized representatives of the Company, (iii) not to directly or indirectly use any Confidential Information (A) to compete against the Company, or (B) for the Executive's own benefit or for the benefit of any person other than the Company, and (iv) to promptly return to the Company following the termination of the Executive's employment, at the Company's main office, all Confidential Information and other property of the Company, including but not limited to, computers, computer disks, electronic data without regard to the means of storage, credit cards, identification cards, badges, keys, and any other physical or personal property belonging to the Company, and any copies, duplicates, reproductions or excerpts of any of the foregoing, even if down loaded or copied to the Executive's personal computer, personal data assistant or other mechanism used for storing information. This Section 6 shall not preclude the Executive from disclosure or use of information known generally in the public domain other than through a breach of this Agreement or from disclosure required by law or court order.

         (b) The Executive understands, acknowledges and agrees that, during the course of his employment with the Company, he gained and will continue to gain, as a key employee of the Company, substantial information regarding and competitive knowledge of and familiarity with Confidential Information of the Company and that if the Confidential Information were disclosed or the Executive engaged in competition against the Company, the Company would suffer irreparable damage and injury. The Confidential Information derives substantial economic value, among other reasons, from not being known or readily ascertainable by proper means by others who could obtain economic value from its disclosure. The Executive acknowledges and agrees that the Company uses reasonable means to maintain the secrecy of the Confidential Information.

         (c) For purposes of this Agreement, the term "Confidential Information" means any and all (a) materials, records, data, documents, writings and information (whether printed, computerized, on disk or otherwise) relating or referring in any manner to the business, operations, affairs, policies, strategies, techniques, products, product developments or customers of the

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Company which are not generally known or available to the business, trade or industry of the Company or individuals who work therein or which are not otherwise in the public domain, in either case not through a breach of this Agreement, and (b) trade secrets of the Company (as defined in Indiana Code 24-2-3-2, as amended, or any successor statute).

         9. Remedies.

         (a) The Executive agrees that the Company will suffer irreparable damage and injury and will not have an adequate remedy at law in the event of any breach by the Executive of any provision of the Restrictive Covenants (as defined below in Section 10 hereof). Accordingly, in the event of a breach or of a threatened or attempted breach by the Executive of the Restrictive Covenants, in addition to all other remedies to which the Company is entitled under law, in equity, or otherwise, the Company shall be entitled to seek injunctive relief and no bond or other security shall be required in that connection. The Executive acknowledges and agrees that in the event of termination of this Agreement for any reason whatsoever, the Executive can obtain other engagements or employment of a kind and nature similar to that performed for the Company and that the issuance of an injunction to enforce the provisions of the Restrictive Covenants will not prevent the Executive from earning a livelihood. The Restrictive Covenants are essential terms and conditions to the Company entering into this Agreement, and shall be construed as independent of any other provision in this Agreement, or any other agreement between the Executive and the Company. The existence of any claim or cause of action the Executive has against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the Restrictive Covenants.

         (b) Notwithstanding any other provision of this Agreement or any written agreement between Executive and Company, if after Executive's termination of employment he violates any provision of Sections 6, 7 or 8 of this Agreement, as determined by the Board of Directors of The National Bank of Indianapolis Corporation in its sole discretion, Executive, his permitted assigns, or his executors, administrators, representatives, heirs, disbributees, devisees, or legatees (the Beneficiary), as the case may be, must repay to the Company any payments made to Executive pursuant to this Agreement. If the Board of Directors of The National Bank of Indianapolis Corporation makes such determination, it will notify Executive, his permitted assigns, or the Beneficiary, and, within 30 days of receipt of such notice, Executive, his permitted assigns, or the Beneficiary, as the case may be, will repay such benefit to The National Bank of Indianapolis Corporation.

         10. Periods of Noncompliance and Reasonableness of Periods. The restrictions and covenants contained in Sections 6 and 7 hereof (the "Restrictive Covenants") shall be deemed not to run during all periods of noncompliance, the intention of the parties hereto being to have such restrictions and covenants apply for the full periods specified in Sections 6 and 7 hereof following the termination of the Executive's employment with the Company. The Company and the Executive acknowledge and agree that the restrictions and covenants contained in Sections 6 and 7 hereof are reasonable

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in view of the nature of the business in which the Company is engaged and the
Executive's advantageous knowledge of and familiarity with the business, operations, affairs and customers of the Company. Notwithstanding anything contained herein to the contrary, if the scope of any restriction or covenant contained in Sections 6 and 7 hereof is found by a court of competent jurisdiction to be too broad to permit enforcement of such restriction or covenant to its full extent, then such restriction or covenant shall be enforced to the maximum extent permitted by law.

         11. Release.

         (a) For and in consideration of the foregoing covenants and promises made by the Company, and the performance of such covenants and promises, the sufficiency of which is hereby acknowledged, the Executive agrees to release the Company prior to the receipt of any benefits under Section 4 hereof by the Executive. Such release to be substantially in the form attached hereto as Exhibit A.

         (b) The "Company and its agents," as used in this Agreement, means the Company, its subsidiaries, affiliated, or related corporations or associations, their predecessors, successors and assigns, and the directors, officers, managers, supervisors, employees, representatives, servants, agents and attorneys of the entities above described, and all persons acting, through, under or in concert with any of them.

         12. No Reliance. The Executive represents and acknowledges that in executing this Agreement, he does not rely and has not relied upon any representation or statement by the Company and its agents, other than the statements which are contained within this Agreement.

         13. No Admissions. This Agreement shall not in any way be construed as an admission by the Company and its agents of any acts of discrimination or other improper conduct whatsoever against the Executive or any other person, and the Company specifically disclaims any liability to or discrimination against the Executive or any other person on the part of itself, its employees or its agents.

         14. Suspensions. If Executive is suspended and/or temporarily prohibited from participating in the conduct of Company's affairs by a notice served under section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) and (g)(1)), Company's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Company shall (i) pay Executive all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

         15. Removal. If Executive is removed and/or permanently prohibited from participating in the conduct of Company's affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C.
Section 1818(e)(4) or (g)(1)), all obligations of Company under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

         16. Regulatory Oversight.

         (a) All obligations under this Agreement may be terminated except to the extent determined that the continuation of the Agreement is necessary for the continued operation of Company by order of any state or federal banking regulatory agency with supervision of the Company, unless stayed by appropriate proceedings, and Company shall be under no obligation to perform any of its obligations hereunder if it is informed in writing by any state or federal banking regulatory agency with supervision of the Company that performance of its obligations would constitute an unsafe or unsound banking practice.

         (b) If Company is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the parties.

         (c) Notwithstanding anything herein to the contrary, any payments made to Executive pursuant to the Agreement, or otherwise, shall be subject to and conditional upon compliance with 12 USC Section 1828(k) and any regulation promulgated thereunder.

         17. Miscellaneous.

         (a) Further Assurances. Each of the parties hereto shall do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged, and delivered at any time and from time to time upon the request of any other parties hereto, all such further acts, documents, and instruments as may be reasonably required to effect any of the transactions contemplated by this Agreement.

         (b) Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither party hereto may assign this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, this Agreement may be assigned, without the prior consent of the Executive to a successor of the Company (and the Executive hereby consents to the assignment of the Restrictive Covenants under this Agreement to a purchaser of all or substantially all of the assets of the Company or a transferee, by merger or otherwise, of all or substantially all of the businesses and assets of the Company) and, upon the Executive's death, this Agreement shall inure to the benefit of and be enforceable by and against the Executive's executors, administrators, representatives, heirs, distributees, devisees, and legatees, and all amounts payable to Executive hereunder shall be paid to such persons or the estate of the Executive.

         (c) Waiver; Amendment. No provision or obligation of this Agreement may be waived or discharged unless such waiver or discharge is agreed to in writing and signed by the Company and the Executive. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement shall not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder. Except as expressly provided otherwise herein, this Agreement may be amended, modified, or supplemented only by a written agreement executed by the Company and the Executive.

         (d) Headings. The headings in this Agreement have been inserted solely for ease of reference and shall not be considered in the interpretation, construction, or enforcement of this Agreement.

         (e) Severability. All provisions of this Agreement are severable from one another, and the unenforceability or invalidity of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement; provided, however, that should any judicial body interpreting this Agreement deem any provision to be unreasonably broad in time, territory, scope, or otherwise, the parties intend for the judicial body, to the greatest extent possible, to reduce the breadth of the provision to the maximum legally allowable parameters rather than deeming such provision totally unenforceable or invalid.

         (f) Notice. Any notice, request, instruction, or other document to be given hereunder to any party shall be in writing and delivered by hand, telegram, facsimile transmission, registered or certified United States mail, return receipt requested, or other form of receipted delivery, with all expenses of delivery prepaid, as follows:

         If to Executive:                    If to the Company:

         Morris L. Maurer                    The National Bank of Indianapolis
         107 N. Pennsylvania Street          Corporation
         Suite 700                           107 N. Pennsylvania Street
         Indianapolis, Indiana  46204        Indianapolis, Indiana 46204
                                             ATTENTION:  Board of Directors

         (g) No Counterparts. This Agreement may not be executed in counterparts.

         (h) Governing Law; Jurisdiction; Venue; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without reference to the choice of law principles or rules thereof. The parties hereto irrevocably consent to the jurisdiction and venue of the state court for the State of Indiana located in Indianapolis, Indiana, or the Federal District Court for the Southern District of Indiana, Indianapolis Division, located in Marion County, Indiana, and agree that all actions, proceedings, litigation, disputes, or claims relating to or arising out of this Agreement shall be brought and tried only in such courts. EACH OF THE PARTIES WAIVES ANY RIGHTS THAT IT MAY HAVE TO BRING A CAUSE OF ACTION IN ANY COURT OR IN ANY PROCEEDING INVOLVING A JURY TO THE MAXIMUM EXTENT PERMITTED BY LAW.

         (i) Entire Agreement. This Agreement constitutes the entire and sole agreement between the Company and the Executive with respect to the termination of the Executive's employment and there are no other agreements or understanding either written or oral with respect thereto.

         (j) Construction. The rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Whenever in this Agreement a singular word is used, it also shall include the plural wherever required by the context and vice-versa. All reference to the masculine, feminine, or neuter genders shall include any other gender, as the context requires.

         (k) Attorneys' Fees. The prevailing party shall be entitled to reasonable costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) in connection with any legal action to interpret or enforce any provision of this Agreement or for any breach of this Agreement.

         (l) Review and Consultation. The Company and the Executive hereby acknowledge and agree that each (i) has read this Agreement in its entirety prior to executing it, (ii) understands the provisions and effects of this Agreement, (iii) has consulted with such attorneys, accountants, and financial and other advisors as it or he has deemed appropriate in connection with their respective execution of this Agreement, and (iv) has executed this Agreement voluntarily. THE EXECUTIVE HEREBY UNDERSTANDS, ACKNOWLEDGES, AND AGREES THAT THIS AGREEMENT HAS BEEN PREPARED BY COUNSEL TO THE COMPANY AND THAT HE HAS NOT RECEIVED ANY ADVICE, COUNSEL, OR RECOMMENDATION WITH RESPECT TO THIS AGREEMENT FROM THE COMPANY OR ITS COUNSEL.

         (m) Taxes. All federal, state, local, and other taxes (including, without limitation, interest, fines, and penalties) imposed upon the Executive under applicable law by virtue of or relating to the transactions and the payments to the Executive contemplated by this Agreement and any of plans shall be paid by the Executive.

         (n) Scope of Agreement. Nothing in this Agreement shall be deemed to entitle Executive to continued employment with the Company or its subsidiaries.

         (o) Employment with Subsidiaries. Employment with the Company for purposes of this Agreement shall include employment with any subsidiary.

         18. Modification by Court. If any of the provisions of Sections 6 or 7 of this Agreement are held to be unenforceable because of the scope, duration or area of applicability, the court making such determination shall have the power to modify the provisions, covenants, and promises contained in Sections 6 and 7 so as to make them reasonable in scope, duration, and area, and such provisions shall be applied by the court as modified.









                  *********************************************

MORRIS L. MAURER


/s/ Morris L. Maurer                                 December 15, 2005
-------------------------------------------          -----------------
Morris L. Maurer                                           DATE


THE NATIONAL BANK OF INDIANAPOLIS CORPORATION


By: /s/ Michael S. Maurer                            December 15, 2005
    ---------------------------------------          -----------------
    Michael S. Maurer, Chairman                            DATE

                                    Exhibit A
                                    ---------

                                     NOTICE


Various local, state, and federal laws prohibit employment discrimination based on age, sex, race, color, national origin, religion, handicap, or veteran status. These laws are enforced through the Equal Employment Opportunity Commission (EEOC), the U.S. Department of Labor, the Indiana Civil Rights Commission, and/or any other similar state entity, agency or commission. If you feel that your decision to enter into the attached Release of All Claims was coerced or is discriminatory, you are encouraged to speak with ________ (317-261-_____) or other appropriate officials of The National Bank of Indianapolis Corporation. You should also discuss the language of this Release of All Claims with a lawyer of your own choosing. In any event, you should thoroughly review and understand the effect of this Release of All Claims before acting on it; therefore, please take this Release of All Claims home and review it. You may take up to twenty-one (21) days before signing this Release of All Claims.


This Release of All Claims was presented to Morris L. Maurer on
_______________________, and he has until ______________________ to consider this Release.


Acknowledged by:  _____________________________               ________________
                           Full Name                               Date


____________________________________________________________________

cc:      Morris L. Maurer  - Personnel File
         The National Bank of Indianapolis Corporation - c/o Board of Directors

                              RELEASE OF ALL CLAIMS
                              ---------------------

        FOR VALUABLE CONSIDERATION, including the payment to the Executive of certain severance benefits, which is in addition to that which the Employee is otherwise entitled, the Executive hereby makes this Release in favor of The National Bank of Indianapolis Corporation (including all subsidiaries and affiliates) (the "Company") and its agents as set forth herein.

        The Executive releases, waives and discharges the Company and its agents (as defined below) from all rights and claims arising out of the Executive's employment relationship with the Company that are known or might be known on the date of the execution of this Release including but not limited to, discrimination claims based on age, race, sex, religion, national origin, disability, veterans status or any other claim of employment discrimination including claims arising under The Civil Rights Act of 1866, 42 U.S.C. Section 1981; Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act; the Age Discrimination in Employment Act of 1967; the Federal Rehabilitation Act of 1973; the Older Workers' Benefits Protection Act; the Employee Retirement Income Security Act of 1974; the Indiana Civil Rights Act, the Indiana Wage Payment and Wage Claims Acts; the Family and Medical Leave Act; the Fair Labor Standards Act; any other federal, state or local statutes or ordinances; and any and all tort or contract claims, including, but not limited to, breach of contract, breach of good faith and fair dealing, infliction of emotional distress, or wrongful termination or discharge.

        The Executive further acknowledges that the Company has advised the Executive to consult with an attorney of the Executive's own choosing and that he has had ample time and adequate opportunity to thoroughly discuss all aspects of this Release with legal counsel prior to executing this Release.

        The Executive agrees that the Executive is signing this Release of his own free will and is not signing under duress.

        In the event the Executive is forty (40) years of age or older, the Executive acknowledges that the Executive has been given a period of twenty-one
(21) days to review and consider a draft of this Release in substantially the form of the copy now being executed, and has carefully considered the terms of this Release. The Executive understands that the Executive may use as much or all of the twenty-one (21) day period as the Executive wishes prior to signing, and the Executive has done so.

        In the event the Executive is forty (40) years of age or older, the Executive has been advised and understands that the Executive may revoke this Release within seven (7) days after acceptance. ANY REVOCATION MUST BE IN WRITING AND HAND-DELIVERED TO:

              The National Bank of Indianapolis Corporation
              Attn:  Board of Directors
              107 N. Pennsylvania Street
              Indianapolis, Indiana 46204

NO LATER THAN BY CLOSE OF BUSINESS ON THE SEVENTH (7TH) DAY FOLLOWING THE DATE OF EXECUTION OF THIS RELEASE. THIS RELEASE IS NOT EFFECTIVE UNTIL THIS REVOCATION PERIOD EXPIRES.

        The "Company and its agents," as used in this Release, means the Company, its subsidiaries, affiliated, or related corporations or associations, their predecessors, successors and assigns, and the directors, officers, managers, supervisors, employees, representatives, servants, agents and attorneys of the entities above described, and all persons acting, through, under or in concert with any of them.

        The Executive agrees to speak well of and refrain from voicing any criticism of the Company and its agents. The Company agrees to refrain from providing any information to third parties other than confirming dates of employment and job title, unless the Executive gives the Company written authorization to release other information or as otherwise required by law. With respect to the Company, this restriction pertains only to official communications made by the Company's directors and/or officers and not to unauthorized communications by the Company's employees or agent. This restriction will not bar the Company from disclosing the Release as a defense or bar to any claim made by the Executive in derogation of this Release.

PLEASE READ CAREFULLY BEFORE SIGNING. THIS RELEASE CONTAINS A RELEASE AND DISCHARGE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY AND ITS AGENTS EXCEPT THOSE RELATING TO THE ENFORCEMENT OF THIS RELEASE OR THOSE ARISING AFTER THE EFFECTIVE DATE OF THIS RELEASE.

MORRIS L. MAURER

-------------------------------------------          -----------------
Morris L. Maurer                                           DATE



THE NATIONAL BANK OF INDIANAPOLIS CORPORATION


BY:
    ---------------------------------------          -----------------
                                                           DATE

PRINTED NAME:
             ------------------------------------
POSITION:
          ---------------------------------------



                                       2